SCHEDULE 13D




               BIOJECT MEDICAL TECHNOLOGIES INC
                      (name of issuer)

               COMMON STOCK PAR VALUE $.001 PER SHARE
                  (title and class of securities)

                         09059T107
                       (CUSIP NUMBER)

                       EDWARD L. FLYNN
                       75-11 MYRTLE AVE
                       GLENDALE NY 11385
                        718 386-5800

      (name address and telephone number of person authorized to receive notices and communications)

                         5/10/99

     (date of event which requires filing of this statement)




                cusip no.  09059T107




1 NAME OF REPORTING PERSON
  EDWARD L. FLYNN
  ###-##-####

2


3


4 SOURCE OF FUNDS
  BROKERAGE ACCOUNT PF

5


6 CITIZENSHIP
  U.S.A.

7 SOLE VOTING POWER
  1,471,695


8

9 SOLE DISPOSITVE POWER
  1,471,695

10

11 AGGREGATE AMOUNT BENEFICIALLY OWNED
   1,471,695

12

13 PERCENT OF CLASS REPRESENTED BY AAMOUNT IN ROW (11)
   5.1%

14  IN





                               /s/ Edward L. Flynn

                                   EDWARD L. FLYNN